Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
September 22, 2010

WINTHROP REALTY TRUST ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON SHARES

FOR IMMEDIATE RELEASE – BOSTON, September 22 -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) announced that it priced a public offering of 5,000,000 of its common shares of beneficial interest at a public offering price of $12.25 per share for total gross proceeds (before the underwriting discount and commissions and estimated expenses) of approximately $61.25 million.  Winthrop has granted Barclays Capital Inc., the sole underwriter for the offering, an option for 30 days to purchase up to an additional 750,000 common shares.  The offering which increased in from the previously proposed 3,000,000 common share offering, is subject to customary closing conditions and is expected to close on September 27, 2010.  Winthrop intends to use the proceeds from the sale for additional investments and general corporate purposes

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

The offering is being made pursuant to Winthrop’s effective shelf registration statement previously filed with the Securities and Exchange Commission.  Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from the offices of Barclays Capital Inc. at the following address:

Barclays Capital Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
E-mail: Barclaysprospectus@broadridge.com
Phone: 888-603-5874

An electronic copy of the prospectus supplement and the accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov

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Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.